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                                                       Exhibit 10(d)

                               H&C Trading, LLC
                        127 Peachtree Street, Ste 1010
                            Atlanta, Georgia  30303
                                (770) 487-7605
                                 Fax 487-7796


August 6, 1996


Interstate General Company, LP ("IGC")
222 Smallwood Village Center
St. Charles, MD  20602

     Re:  Private Placement of Securities

     This letter constitutes our proposal (the "Agreement") for H&C Trading LLC ("Advisor") to act as your financial advisor with regard to a potential financing of Interstate General Company LP ("IGC" or the "Company") based on our knowledge through association of our principal Joel H. Cowan and information provided by the Company.

     The following terms of the financing are being considered:

     *  The amount should be $25-30 million.

     * The form should be equity or near equity (recognizing the limitations imposed on certain investors by your LP structure).

     * The board will be composed of a minority appointed by the Wilson interests; a minority appointed by the new investors; and at least two independent directors agreeable to both investors and Wilson interests.

     You will make available, at your expense, appropriate experts, including representatives of Arthur Andersen and Covington & Burling.

     The term of this engagement will last for six months from execution subject to specific progress within 45 days, evidenced by written communications from the Company to a prospective client. The arrangement is extendible for so long as specific investor negotiations are continuing. Fee for Advisor's services will be 1.5% of the funds invested hereby subject to reduction to no less than 1% to the extent that another investment banker, approved by you, is also involved, and the combined fees thereby exceed 3%. Out of pocket expenses incurred by Advisor in this engagement will be reimbursed.

     You acknowledge that Advisor's principal, Mr. Joel H. Cowan, is a director of the Company's manager and thus has an inherent conflict.

     The Advisor agrees to keep confidential all material non-public material information provided to us by the Company, except as provided by law or as contemplated by the terms of the Agreement. Prior to disclosing any non-public information by reason of a requirement of law, we would advise you of such intention and afford you a reasonable time to take steps to resist such a disclosure. Information furnished to prospective investors will be done only with the execution of such confidentiality agreements as your counsel may direct.

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     The Company agrees to indemnify and hold the Advisor, its directors, officers, agents, employees, and legal representatives (each an "Indemnified Person") harmless from and against any and all losses, actions, claims, damages, and liabilities whatsoever of third parties as and when incurred (except those caused by an Indemnified Person's own gross negligence or willful misconduct related to or arising out of this engagement. Neither termination or completion of this engagement shall affect the provisions of this paragraph, which shall remain operative and in full force and effect. Shall a claim for indemnification be made, but it is found that such indemnification may not be enforceable in such case, then the Company, on the one hand, and the Advisor, on the other hand, shall contribute to the losses, actions, claims, damages, and liabilities to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and the Advisor on the other hand, in connection with the matters contemplated by the Agreement. If indemnification is unavailable or insufficient, the Advisor and any other Indemnified Person will not, in any event, be required to pay as a result of any such case, claim, action or liability, an amount, in the aggregate, in excess of the amount of fees the Advisor has received for this engagement. It shall be a condition of this indemnification that we (a) give the Company prompt written notice of any such claim or action, (b) permit the Company to defend against such claim or action with attorneys of their choosing and at their sole expense and (c) cooperate in said defense. Notwithstanding the foregoing, the Company shall have no obligation to indemnify the Advisor or any of the Indemnified Persons to the extent that such indemnification would be contrary to the terms of the Company's Partnership Agreement or other applicable law.

     The benefits of this Agreement shall inure to the respective successors and assignees of the parties and of the Indemnified Persons, and the obligations and liabilities assumed in this Agreement by the parties shall be binding upon their successors and assigns.

     The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware. This agreement represents the entire agreement of the parties and it may not be modified or amended except in writing and signed by the parties.

     If you agree to the terms of this Agreement, please sign the enclosed copy of this letter and return it to us.

                                        Very truly yours,

                                        H&C Trading LLC

                                        /s/ Joel H. Cowan
                                        -------------------------
                                        Joel H. Cowan
                                        President

Agreed to this 12th day of August, 1996:
Interstate General Company, LP

/s/ James J.Wilson
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James J. Wilson
Chairman, President, & CEO